EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Financial Information Press Contact:
Vincent C. Klinges
Chief Financial Officer
Logility, Inc.
(404) 264-5477

Logility Reports Preliminary Second Quarter
of Fiscal Year 2009 Results

Company Reports 14th Consecutive Quarter of Profitability

ATLANTA (December 4, 2008) Logility, Inc. (NASDAQ: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the second quarter of fiscal year 2009.

Key second quarter fiscal year 2009 financial highlights include:

• Total revenues for the quarter ended October 31, 2008 were $10.5 million, a decrease of 6% over the second quarter of fiscal 2008;

• Software license fees for the quarter ended October 31, 2008 were $3.3 million, a decrease of 4% over the second quarter of fiscal 2008;

• Services and other revenues for the quarter ended October 31, 2008 were $1.4 million, a decrease of 32% over the second quarter of fiscal 2008;

• Maintenance revenues for the quarter ended October 31, 2008 were $5.8 million, an increase of 2% over the second quarter of fiscal 2008; and

• Operating earnings for the quarter ended October 31, 2008 were $2.2 million compared to operating earnings of $2.2 million for the second quarter of fiscal 2008.

GAAP net earnings were $1.6 million or $0.12 earnings per fully diluted share for the second quarter of fiscal 2009 compared to net earnings of $1.7 million or $0.13 earnings per fully diluted share for the second quarter of fiscal 2008. Adjusted net earnings, which exclude stock option compensation expense and acquisition-related amortization of intangibles expense, were $1.7 million or $0.13 earnings per fully diluted share for the quarter ended October 31, 2008, compared to adjusted net earnings of $1.8 million or $0.13 earnings per fully diluted share for the same period last year.

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Logility Reports Second Quarter and Fiscal Year 2009 Results Page 2

Total revenues for the six months ended October 31, 2008 were $19.9 million or a 14% decrease compared to the comparable period last year. Software license fees for the six months were $5.3 million or a 35% decrease compared to the same period last year. Services and other revenues were $3.0 million or a 27% decrease compared to the same period last year. Maintenance revenues were $11.6 million or a 6% increase compared to the same period last year. For the six months ended October 31, 2008, the Company reported operating earnings of approximately $3.2 million compared to operating earnings of $5.2 million for the same period last year.

GAAP net earnings were approximately $2.2 million or $0.17 per fully diluted share for the six months ended October 31, 2008 compared to net earnings of $3.5 million or $0.26 per fully diluted share for the same period last year. Adjusted net earnings, which for the current period exclude stock option compensation expense and an acquisition-related amortization of intangibles expense, were $2.5 million or $0.19 earnings per fully diluted share for the six months ended October 31, 2008 compared to net earnings of $4.0 million or $0.30 earnings per fully diluted share the same period last year.

The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

The overall financial condition of the Company remains strong, with cash and investments of approximately $45.2 million as of October 31, 2008. This is approximately an $814,000 sequential increase in cash and investments compared to July 31, 2008 and approximately a $5.6 million increase compared to October 31, 2007. During the quarter, the Company repurchased 27,122 shares of its common shares for approximately $181,000 under its authorized stock repurchase program.

“Given the current economic conditions, we are pleased with our results for the quarter. While total revenues are down slightly year-over-year, we sequentially increased license fees by 63%, total revenues by 12%, and operating earnings by 122% for the second quarter when compared to the first quarter of fiscal year 2009. Additionally, Logility added 13 new customers during the quarter,” said J. Michael Edenfield, Logility president and chief executive officer. “With the completion of our 14th consecutive quarter of profitability and our large and satisfied customer base, I remain confident in our solutions, people, business strategy and ability to compete and win.”

Logility Reports Second Quarter and Fiscal Year 2009 Results Page 3

“Our two-brand strategy continues to offer companies the ability to increase supply chain discipline and efficiency while achieving a rapid return on investment through improved cash flow, lower inventory investments and higher customer service levels,” continued Edenfield. “Logility Voyager Solutions and Demand Solutions help companies of all sizes effectively synchronize global market demand with supply and distribution to improve performance, even in difficult global economic environments.”

Highlights for the second quarter of fiscal 2009 include:
Customers:
•
Notable new and existing customers placing orders with Logility in the second quarter include: Arch Chemicals, Augusta Sportswear, Bemis Manufacturing Company, Coaster Company of America, Haynes Furniture Company, Magneti Marelli, New Balance PTY, Rawlings Sporting Goods, SKF AB, Snack Brands Australia, and Therma-Tru Doors.

•
During the quarter, software license agreements were signed with customers located in 12 countries including: Australia, Canada, China, India, Ireland, Italy, Kenya, the Netherlands, Poland, Sweden, the United Kingdom, and the United States.

•
Demand Management, a wholly-owned subsidiary of Logility, hosted INNOV8, Demand Solutions’ 21st Customer Conference in September. The four day event included customer and partners focused on driving supply chain innovation. Keynote speaker André Martin, a pioneer in retail supply chains, presented his theory on improving supply chain efficiency and planning at the retail level to further reduce compounded safety stock throughout the supply network. The Demand Solutions global footprint was well represented with resellers from Europe, Brazil, Australia, Singapore, India and the United States.

•
During the second quarter, Logility held “Score Supply Chain Excellence with Demand Planning,” the latest webcast in its popular Supply Chain Power Hour educational series. The webcast featured Logility customers Brown Shoe Company and Lance, Inc. which shared their unique perspectives on how to successfully increase visibility into retail market demand and synchronize supply chains to deliver higher profits.

•
Logility announced that Electrolux Home Care Products North America successfully implemented Logility Voyager Solutions™ to increase demand visibility, strengthen collaboration, improve forecast accuracy and increase customer service levels. Logility will help Electrolux streamline and support its global demand and supply planning needs.

•
Logility customer David Yurman, the maker of classic bracelets, chains, earrings, necklaces, rings, and jewel-encrusted watches catering to a high-end clientele, was named a Standout SMB by Consumer Goods Technology magazine. David Yurman implemented Logility Voyager Solutions to synchronize inventory planning policies with a multi-echelon demand plan to improve inventory management, strengthen customer service levels, establish a S&OP process and improve supply chain efficiency to support continued growth.

Logility Reports Second Quarter and Fiscal Year 2009 Results Page 4

Products and Technology:

•
Demand Management announced Demand Solutions® Sales & Operations Planning Version 11 (DS S&OP). The market-leading DS S&OP solution includes additional functionality to further increase strategic decision-making efficiency including: auto-update for Microsoft Office, expanded workspace dashboards, and extended capabilities for high-level capacity planning.

•
Demand Management announced the release of Demand Solutions® Mobile Pipeline at its 21st Annual Customer Conference in September. Demand Solutions Pipeline is already a popular collaboration tool with hundreds of users worldwide. The new mobile functionality takes collaborative forecasting to the next level by allowing mobile salespeople and trading partners to access and update product forecasts and demand plans via PDA or Blackberry phone.

•
Logility continued to advocate the benefits available with green supply chain management initiatives at the Forecaster’s Business Forecasting and Planning Excellence event. The presentation outlined how Logility Voyager Solutions enables sustainability in the supply chain to create value not only for the environment, but for companies and their customers.

•
Logility was included in Software Magazine’s 26th annual Software 500 ranking of the world’s largest software service providers. Logility has been consistently ranked in the list for more than five years as a result of continued strong performance in the supply chain management software market. Over the past four years, Logility has steadily climbed up 65 spots in the listing to its current 2008 ranking of 273.

•
Mike Edenfield, president and CEO of Logility, was named one of Georgia’s Top-Performing CEOs by the Atlanta Business Chronicle. The Atlanta Business Chronicle selected the 25 Top-Performing CEOs of Georgia’s publicly owned companies based on the return they produced for shareholders during the five-year period Dec. 31, 2002 to Dec. 31, 2007. Logility’s CEO, Mike Edenfield was ranked at 14 in the list of the top 25.

About Logility

With more than 1,250 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; sales and operations planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point-of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, BP (British Petroleum), Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Pernod Ricard, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority-owned subsidiary of American Software (NASDAQ: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

Logility Reports Second Quarter and Fiscal Year 2009 Results Page 5

Forward-Looking Statements

This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2008 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404) 264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

Logility is a registered trademark and Logility Voyager Solutions is a trademark of Logility. Demand Solutions is a registered trademark of Demand Management, Inc., a wholly-owned subsidiary of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

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Logility Reports Second Quarter and Fiscal Year 2009 Results Page 6

LOGILITY, INC.
Consolidated Statements of Operations Information
(In thousands, except per share data)
(Unaudited)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
			Pct			Pct
	2008	2007	Chg.	2008	2007	Chg.
Revenues:
License	$3,272	$3,399	(4%)	$5,281	$8,076	(35%)
Services & other	1,387	2,039	(32%)	2,956	4,051	(27%)
Maintenance	5,824	5,696	2%	11,634	10,971	6%
Total Revenues	10,483	11,134	(6%)	19,871	23,098	(14%)

Cost of Revenues:
License	1,486	1,520	(2%)	2,738	3,154	(13%)
Services & other	790	1,023	(23%)	1,692	2,045	(17%)
Maintenance	1,264	1,267	0%	2,455	2,347	5%
Total Cost of Revenues	3,540	3,810	(7%)	6,885	7,546	(9%)
Gross Margin	6,943	7,324	(5%)	12,986	15,552	(16%)
Operating expenses:
Research and development	1,803	1,948	(7%)	3,575	3,825	(7%)
Less: capitalized development	(516)	(630)	(18%)	(1,023)	(1,155)	(11%)
Sales and marketing	2,248	2,426	(7%)	4,723	4,878	(3%)
General and administrative	1,129	1,293	(13%)	2,359	2,630	(10%)
Acquisition related amortization of intangibles	87	87	0%	174	174	0%

Total Operating Expenses	4,751	5,124	(7%)	9,808	10,352	(5%)
Operating Earnings	2,192	2,200	0%	3,178	5,200	(39%)
Interest Income & Other, Net	29	504	(94%)	185	913	(80%)
Earnings Before Income Taxes	2,221	2,704	(18%)	3,363	6,113	(45%)
Income Tax Expense	669	1,031	(35%)	1,117	2,593	(57%)
Net Earnings	$1,552	$1,673	(7%)	$2,246	$3,520	(36%)
Earnings per common share:
Basic	$0.12	$0.13	(8%)	$0.17	$0.27	(37%)
Diluted	$0.12	$0.13	(8%)	$0.17	$0.26	(35%)

Weighted Average Number of Common Shares:
Basic	12,873	12,953		12,866	12,943
Diluted	13,056	13,307		13,078	13,343

Reconciliation of Adjusted Net Earnings:
Net Earnings	$1,552	$1,673		$2,246	$3,520
Acquisition related amortization of intangibles(1)	61	54		116	100
Stock-based compensation (1)	75	55		150	102
Tax valuation adjustment (non-cash)	-	-		-	283
Adjusted net earnings	$1,688	$1,782	(5%)	$2,512	$4,005	(37%)

Adjusted Net Earnings per Share - Diluted	$0.13	$0.13	0%	$0.19	$0.30	(37%)

(1) - Tax affected

Logility Reports Second Quarter and Fiscal Year 2009 Results Page 7

LOGILITY, INC.
Consolidated Balance Sheet Information
(in thousands)
(Unaudited)

	October 31,	April 30,
	2008	2008

Cash and Short-term investments	$37,839	$42,732
Accounts Receivable:
Billed	4,060	6,897
Unbilled	1,234	1,424
Total Accounts Receivable, net	5,294	8,321
Deferred Tax Assets	73	74
Due from ASI	105	-
Prepaids & Other Current Assets	2,261	2,256
Current Assets	45,572	53,383

Investments - Long term	7,404	-

PP&E, net	336	401
Capitalized Software, net	4,472	4,560
Goodwill	5,809	5,809
Other Intangibles, net	683	871
Other non-current Assets	38	48
Total Assets	$64,314	$65,072

Accounts Payable	$215	$543
Accrued Compensation and Related costs	915	1,282
Accrued Reseller Commissions	890	1,013
Other Current Liabilities	883	965
Due to American Software Inc.	-	638
Deferred Revenues	11,116	12,622
Current Liabilities	14,019	17,063

Deferred Tax Liability	1,598	1,620
Shareholders' Equity	48,697	46,389

Total Liabilities & Shareholders' Equity	$64,314	$65,072